EXHIBIT 5.1

----------------
   PIPER
   MARBURY
   RUDNICK
   & WOLFE   LLP
----------------


Suite 610, Commerce Executive Park III
1850 Centennial Park Drive
Reston, Virginia  20191-1517
www.piperrudnick.com

PHONE (703) 391-7100
FAX   (703) 390-5299

                                  May 30, 2000

Visual Networks, Inc.
2092 Gaither Road
Rockville, Maryland 20850

Ladies and Gentlemen:

         We have acted as counsel to Visual Networks, Inc., a Delaware Corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4 (the "Post-Effective Amendment") registering 673,338 shares of Visual Networks, Inc. common stock, par value $0.01 per share, issuable pursuant to the exercise of options granted under the Avesta Technologies, Inc. 1996 Stock Plan, as amended and assumed by Visual Networks, Inc. (the "Plan Shares").

         We  have  examined  copies  of  the  Company's   Amended  and  Restated
Certificate of Incorporation, Amended and Restated By-Laws, the Avesta Technologies, Inc. 1996 Stock Plan, as amended and assumed by Visual Networks, Inc. (the "Plan"), the Company's Registration Statement on Form S-4 filed on April 4, 2000 (File No. 333-33946), as amended, the Agreement and Plan of Merger by and among Visual Networks, Inc., Visual Acquisitions Three, Inc., and Avesta Technologies, Inc., dated as of February 7, 2000, all resolutions adopted by the Company's Board of Directors relating to the above and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for this opinion. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.

         Based upon the foregoing, we are of the opinion that Plan Shares issuable under the Plan have been duly authorized and will be (when issued, sold and delivered as authorized) validly issued, fully paid and non-assessable.

         The opinions set forth herein are limited to matters governed by the laws of the State of Delaware and the Federal Laws of the United States of America, and we express no opinion as to any other laws.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendment.

                                       Very truly yours,

                                       /s/ Piper Marbury Rudnick & Wolfe LLP